Exhibit 99.1

BriteSmile Agrees to Sell its Whitening Centers Business

WALNUT CREEK, Calif., Nov. 21 /PRNewswire-FirstCall/ -- BriteSmile, Inc. (Nasdaq: BSML), a leading international provider of state-of-the-art teeth- whitening systems, announced that the Company has entered into a binding Letter of Intent with Dental Spas, LLC (“Dental Spas”) for the sale of the Company’s business consisting of its BriteSmile Teeth Whitening Centers (the “Centers Business”). Dental Spas will have the right to operate BriteSmile branded centers worldwide and, in addition, the world-wide distribution rights in the retail field to BriteSmile’s after-care retail products including but not limited to the BriteSmile-To-Go whitening pen.

Dental Spas has agreed to pay $20,000,000 in cash for the Centers Business plus assume approximately $1,500,000 in Center Business debt. The proceeds will be used to repay debt and for working capital.

The Company is also in discussions concerning a possible sale of its Associated Center business, wherein teeth whitening procedures are performed by more than 5,000 independent dentists (Associated Centers) located in the United States and in more than 75 countries worldwide. There can be no assurances that such discussions will lead to a definitive agreement of any kind.

BriteSmile has developed and markets the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2000 are located outside of the United States, in more than 75 countries. For more information about BriteSmile’s procedure, call 1-800-BRITESMILE or visit the Company’s Website at www.britesmile.com.

SOURCE  BriteSmile, Inc.
          -0-                                                            11/21/2005
          /CONTACT:  investors, Kenneth A. Czaja, CFO, +1-925-941-6260, or media, Chris Edwards, +1-925-279-2926, both of BriteSmile, Inc./
          /Web site:  http://www.britesmile.com /